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                                AMENDMENT TO THE
                             STERLING SOFTWARE, INC.
                          EMPLOYEE HEALTH BENEFIT PLAN

                       (Effective as of December 31, 1999)


         Sterling Software, Inc., a Delaware corporation, adopts the following amendment to the Sterling Software, Inc. Employee Health Benefit Plan (the "Plan"):

         1. Section 3.01(a) of the Plan is hereby amended, effective as of December 31, 1999, to read in its entirety as follows:

                  3.01 ELIGIBILITY. A person meeting the requirements of either paragraph (a) or paragraph (b) below shall be eligible to receive Benefits under the Plan. Any person meeting such eligibility requirements shall hereinafter be referred to as a "Participant."

                           (a) EMPLOYEES. Any employee of Employer shall be eligible to receive Benefits under the Plan if he or she meets the eligibility requirements established from time to time by Employer with respect to the receipt of health benefits, including eligibility to participate in any health maintenance organization participation in which is made available by Employer, which requirements shall not be discriminatory in favor of highly-compensated employees. The requirements for eligibility to receive Benefits may vary among the Company and Affiliates and between separate, identifiable divisions of the Company or an Affiliate, as long as such variations do not constitute or result in discrimination violating any provision of the Code, ERISA, or applicable regulations. Notwithstanding the foregoing, a person who is treated by Employer as an independent contractor performing services for Employer, and not as a common law employee or former common law employee of Employer, shall not be eligible to receive benefits under the Plan, regardless of whether such person could be deemed under any applicable regulatory regime as a common law employee or former common law employee of Employer or any Affiliate.

         2. The Plan is hereby amended, effective as of December 31, 1999, by adding thereto the following new Section 6.03, to read in its entirety as follows:

                  6.03 CHANGE IN CONTROL. Notwithstanding anything herein to the contrary (including, without limitation, the second sentence of Section
         6.02 of the Plan), from and after the date of a Change in Control (as that term is defined below), the Plan may not be amended or terminated, with respect to any person
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         who is a Participant in the Plan as of the date of such Change in
         Control by virtue of Section 3.01(b) of the Plan and either receiving or eligible to receive retiree medical benefits under Section 4.01(b) of the Plan, without the written consent of such Participant. As used herein, the term "Change in Control" shall mean the occurrence of any of the following events:

                    (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

                    (ii) The Company sells or otherwise transfers all or
              substantially all of its assets to another corporation or other legal person, and less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                    (iii) There is a report filed on Schedule 13D or Schedule
              14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

                    (iv) The Company files a report or proxy statement with the
              Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

                    (v) If, at any time during any period of two consecutive
              years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.


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         Notwithstanding the foregoing provisions of clauses (iii) or (iv), unless otherwise determined in a specific case by majority vote of the board of directors of the Company, a "Change in Control" shall not be deemed to have occurred for purposes of clause (iii) or (iv) solely because (A) the Company, (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.


                  Executed at Dallas, Texas as of the 31st day of December, 1999.

                                          STERLING SOFTWARE, INC.


                                          By: /s/ Don J. McDermett, Jr.
                                             ----------------------------
                                             Don J. McDermett, Jr.
                                             Senior Vice President


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